Exhibit 99.1

Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
818.575.4677

VALUECLICK UPDATES STATUS OF EXCHANGE OFFER
FOR SHARES OF FASTCLICK

WESTLAKE VILLAGE, Calif. — Sept. 23, 2005 — ValueClick, Inc. (Nasdaq: VCLK) announced today, pursuant to its previously announced merger agreement with Fastclick, Inc. (Nasdaq: FSTC) and based on preliminary information from ValueClick’s information agent, that approximately 19.1 million shares of Fastclick common stock have been tendered to date, representing approximately 97 percent of the outstanding shares of Fastclick common stock.

“We are very pleased by the positive reaction of the Fastclick stockholders to our proposed transaction,” said James Zarley, chairman and chief executive officer of ValueClick. “We look forward to completing the exchange offer and merger process and moving forward with the combination of our companies.”

ValueClick also announced that it has extended for three business days its exchange offer for all of the outstanding shares of Fastclick common stock. The offer is being extended in order to provide investors who may hold options to purchase Fastclick common stock time to review additional option plan information contained in ValueClick’s final pre-effective amendment to the registration statement covering the ValueClick shares to be issued in the transaction. The offer will now expire at midnight, New York City time, on Tuesday, September 27, 2005, unless otherwise extended. Other than the extension of the offer, the terms and conditions of the exchange offer remain unchanged.

ValueClick filed a registration statement (including a prospectus and other related documents in connection with the exchange offer) with the Securities and Exchange Commission (SEC) on August 24, 2005, which it subsequently amended, including by amendment filed on September 22, 2005. Stockholders of Fastclick may obtain information and copies of these documents, as supplemented or amended from time to time, free of charge, upon written or oral communication to ValueClick’s information agent, D.F. King & Co. (Banks and Brokerage Firms, please call (212) 269-5550; all others, please call toll free (800) 488-8075; the address is 48 Wall Street, 22nd Floor, New York, New York 10005).

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through three business units:

•	ValueClick Media (http://media.valueclick.com) provides brand advertising and direct marketing solutions for advertisers, agencies and publishers. Through its ValueClick Brand, ValueClick Direct, ValueClick Search, and Web Clients groups, ValueClick Media offers marketers a wide range of distribution methods, including web-based advertising, co-registration, pay-per-click search, and a variety of email marketing options.

ValueClick Media also includes PriceRunner.com (www.pricerunner.com), a leading global provider of online comparison-shopping services.

•	Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•	Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and publishers manage their online advertising and permission-based email campaigns. Additionally, Mediaplex provides the AdVault suite of software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

ValueClick Forward-Looking Statement
This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, ValueClick’s ability to complete the merger and successfully integrate the two companies, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 31, 2005, recent quarterly reports on Form 10-Q, current reports on Form 8-K, and an amended registration statement on Form S-4 filed on September 22, 2005. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted.

Additional Information
A registration statement relating to the ValueClick common stock being offered was filed with the SEC on August 24, 2005 and subsequently amended, including by amendment filed on September 22, 2005, but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. ValueClick also filed today with the SEC an amendment to its Schedule TO filed on August 24, 2005 with respect to the exchange offer. Fastclick also filed today with the SEC an amendment to its solicitation/recommendation statement on Schedule 14D-9 with respect to the exchange offer. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer may only be made pursuant to the prospectus and the accompanying letter of transmittal. Fastclick stockholders are urged to carefully read these documents and the other documents relating to the exchange offer because these documents contain important information relating to the offer. You may obtain a free copy of these documents, and other annual, quarterly and special reports, proxy statements and other information filed with the SEC by ValueClick or Fastclick, at the SEC’s website at http:www.sec.gov.